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                   FIRST NATIONWIDE (PARENT) HOLDINGS INC.
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND MINORITY INTEREST

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                                                              YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------
                                                1996         1995        1994       1993        1992
                                            -----------  ----------  ----------  ---------  ----------
Fixed charges (excluding interest on
 deposits):
Interest on borrowings                       $  429,120    $287,456    $ 98,888   $ 16,700    $ 11,137
Total fixed charges (excluding interest on
 deposits)                                      429,120     287,456      98,888     16,700      11,137
Rent interest factor                              5,044       6,628       1,746        361       2,595
Income before income taxes, extraordinary
 item and minority interest                     507,547     122,450      31,928    146,618     215,555
Earnings                                        941,711     416,534     132,562    163,679     229,287
Fixed charges (excluding interest on
 deposits)                                      434,164     294,084     100,634     17,061      13,732
Minority interest                               161,191      59,138       4,259          0       7,623
Combined fixed charges (excluding interest
 on deposits) and minority interest             595,355     353,222     104,893     17,061      21,355
Ratio of earnings to combined fixed
 charges (excluding interest on deposits)
 and minority interest                             1.58x       1.18x       1.26x      9.59x      10.74x
Fixed charges (including interest on
 deposits):
Interest on deposits                         $  419,174    $447,359    $100,957   $ 55,410    $430,933
Interest on borrowings                          429,120     267,456      98,888     16,700      11,137
Total fixed charges (including interest on
 deposits)                                      848,294     734,815     199,845     72,110     442,070
Rent interest factor                              5,044       6,626       1,746        361       2,595
Income before income taxes, extraordinary
 item and minority interest                     507,547     122,450      31,928    146,618     215,555
Earnings                                      1,360,885     863,893     233,519    219,089     660,220
Fixed charges (including interest on
 deposits)                                      853,338     741,443     201,591     72,471     444,665
Minority interest                               161,191      59,138       4,259          0       7,623
Combined fixed charges (including interest
 on deposits) and minority interest           1,014,529     800,581     205,850     72,471     452,288
Ratio of earnings to combined fixed
 charges (including interest on deposits)
 and minority interest                             1.34x       1.08x       1.13x      3.02x       1.46x
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